Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Albany, NY, August 30, 2018-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended August 4, 2018.

“etailz revenue increased 19% from the comparative quarter in Fiscal 2017 and contributed 51% of total consolidated revenue as compared to 43% in the prior year. The 19% increase followed a 48% increase in the second quarter of 2017. We continue to invest in the growth opportunity of the existing model, as well as a number of additional higher margin marketplace platform opportunities. In the fye segment, our sales results were impacted by tough comparisons due to the performance of fidget spinners, which represented 4% of sales in the second quarter of last year. Efforts to change our merchandise point of view based on unique, relevant, collaborative and exclusive merchandise is starting to yield results as sales improved throughout the quarter with July comp sales down 0.7%,” commented Mike Feurer, Chief Executive Officer.

Second Quarter Overview Consolidated

•	Total revenue decreased 0.3% to $102.2 million compared to $102.5 million in the second quarter of fiscal 2017.

•	Net loss was $9.5 million, or $0.26 per share, for the 13 weeks ended August 4, 2018, compared to a net loss of $5.6 million, or $0.15 per share, for the same period last year.

•	Loss from operations was $9.4 million compared to an operating loss of $5.4 million for the second quarter of fiscal 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $6.0 million compared to a loss of $2.3 million for the second quarter of fiscal 2017 (see note 1).

•	Cash, cash equivalents and restricted cash as of August 4, 2018 was $14.7 million, compared to $26.2 million as of July 29, 2017.

•	Borrowings under the credit facility at the end of the second quarter were $6.3 million. There were no borrowings under the credit facility at the end of the second quarter last year.

•	Inventory was $114.9 million at the end of second quarter of 2018 as compared to $126.7 million at the end of the second quarter of 2017.

Twenty-six weeks ended August 4, 2018 Overview – Consolidated

•	Total revenue for the twenty-six weeks ended August 4, 2018 decreased 2.8% to $198.8 million, compared to $204.4 million for the same period last year.

•	Net loss was $17.7 million, or $0.49 per share, for the twenty-six weeks ended August 4, 2018, compared to a net loss of $2.0 million, or $0.06 per share, for the same period last year. During the first half of last year, the Company recorded an $8.7 million, or $0.24 per diluted share, gain on insurance proceeds from Company-owned life insurance policies on the former Chairman.

•	Loss from operations was $17.5 million compared to an operating loss of $10.6 million for the twenty-six weeks ended July 29, 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $10.8 million compared to a loss of $3.4 million for the second quarter of fiscal 2017 (see note 1).

Segment Highlights

	Thirteen Weeks Ended		Twenty-six Weeks Ended
($ in thousands)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Total Revenue
fye	$50,545	$58,958	$104,608	$123,902
etailz	51,629	43,521	94,169	80,544
Total Company	$102,174	$102,479	$198,777	$204,446

Gross Profit
fye	$20,634	$25,085	$42,905	$51,995
etailz	11,539	10,085	20,956	19,480
Total Company	$32,173	$35,170	$63,861	$71,475

SG&A
fye	$26,103	$28,226	$52,592	$57,321
etailz	12,067	9,291	22,070	17,576
Total Company	$38,170	$37,517	$74,662	$74,897
Loss From Operations
fye	$(6,629)	$(5,467)	$(12,001)	$(9,853)
etailz	(2,760)	98	(5,547)	(723)
Total Company	$(9,389)	$(5,369)	$(17,548)	$(10,576)

Reconciliation of etailz Income (Loss) from Operations to etailz Adjusted Income (Loss) From Operations
etailz income (loss) from operations	$(2,760)	$98	$(5,547)	$(723)
Acquisition related amortization expense	972	965	1,944	1,936
Acquisition related compensation expense, net of contingency benefit	1,118	(319)	2,240	590
etailz adjusted income (loss) from operations	$(670)	$744	$(1,363)	$1,803
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Second Quarter Overview - etailz

•	Revenue for the second quarter was $51.6 million, an 18.6% increase as compared to the second quarter of 2017. etailz revenue contributed 50.5% of total consolidated revenue during the quarter as compared to 42.5% for the same period last year.

•	Gross profit for the second quarter was $11.5 million, or 22.3% of revenue, as compared to $10.1 million, or 23.2% of revenue, for the same period last year. The decrease in gross profit as a percentage of sales was due to increased warehousing and fulfillment fees.

•	Selling, general and administrative (“SG&A”) expenses for the second quarter were $12.1 million, or 23.4% of revenue, compared to $9.3 million, or 21.3% of revenue, for the same period last year. The increase in SG&A expenses was due to higher marketplace commissions on the higher sales and investments in product identification and sourcing, technology, and diversification.

•	etailz loss from operations was $2.8 million for the second quarter versus income of $0.1 million for the same period last year.

•	etailz adjusted loss from operations (a non-GAAP measure) was $0.7 million for the second quarter of fiscal 2018 compared to income of $0.7 million for the second quarter of fiscal 2017 (see note 1).

Twenty-six weeks ended August 4, 2018 Overview – etailz

•	Revenue for the twenty-six weeks ended August 4, 2018 was $94.2 million, a 16.9% increase as compared to the same period in fiscal 2017. etailz revenue contributed 47.4% of total consolidated revenue during the first half of fiscal 2018 as compared to 39.4% in the same period last year.

•	Total gross profit for the twenty-six weeks ended August 4, 2018 was $21.0 million, or 22.3% of revenue, compared to $19.5 million, or 24.2% of revenue, for the same period last year.

•	SG&A expenses for the twenty-six weeks ended August 4, 2018 were $22.1 million, or 23.4% of revenue, compared to $17.6 million, or 21.8% of revenue, for the same period last year.

•	etailz adjusted loss from operations (a non-GAAP measure) was $1.4 million for the first half of fiscal 2018 compared to income of $1.8 million for the same period last year (see note 1).
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Second Quarter Overview - fye

•	Revenue declined 14.3% for the fye segment. The decline in revenue resulted from a 10.4% decline in total stores in operation and a 6.7% decline in comparable store sales compared to the same quarter last year.

•	Gross profit for the second quarter was $20.6 million, or 40.8% of revenue, compared to $25.1 million, or 42.5% of revenue, for the same period last year.

•	SG&A expenses decreased $2.1 million, or 7.5%, for the second quarter to $26.1 million, or 51.6% of fye revenue, compared to $28.2 million, or 47.9% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comparable store sales decline.

•	The fye segment recorded an operating loss of $6.6 million for the 13 weeks ended August 4, 2018, compared to an operating loss of $5.5 million for same period last year.

•	As of August 4, 2018, fye segment inventory was $62 per square foot as compared to $67 per square foot as of July 29, 2017.

Twenty-six weeks ended August 4, 2018 Overview – fye

•	For the twenty-six weeks ended August 4, 2018, revenue decreased 15.6% to $104.6 million, compared to $123.9 million for the same period last year.

•	Gross profit for the twenty-six weeks ended August 4, 2018 was $42.9 million, or 41.0% of revenue, compared to $52.0 million, or 42.0% of revenue, for the same period last year.

•	For the twenty-six weeks ended August 4, 2018, SG&A expenses decreased $4.7 million, or 8.3% to $52.6 million compared to $57.3 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 50.3% versus 46.3% for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comparable stores sales decline.

•	The fye segment recorded an operating loss of $12.0 million for the twenty-six weeks ended August 4, 2018, compared to an operating loss of $9.9 million for same period last year.

Trans World will host a teleconference call Thursday, August 30, 2018, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 4,	% to	July 29,	% to	August 4,	% to	July 29,	% to
	2018	Revenue	2017	Revenue	2018	Revenue	2017	Revenue

Net sales	$101,039		$100,914		$196,271		$201,665
Other revenue	1,135		1,565		2,506		2,781
Total revenue	$102,174		$102,479		$198,777		$204,446

Cost of sales	70,001	68.5%	67,309	65.7%	134,916	67.9%	132,971	65.0%
Gross profit	32,173	31.5%	35,170	34.3%	63,861	32.1%	71,475	35.0%

Selling, general and administrative expenses	38,170	37.4%	37,517	36.6%	74,662	37.6%	74,897	36.6%
Acquisition related compensation expense, net of contingency benefit	1,118	1.1%	(319)	-0.3%	2,240	1.1%	590	0.3%
Depreciation and amortization expenses	2,274	2.2%	3,341	3.3%	4,507	2.3%	6,564	3.2%
Loss from operations	(9,389)	-9.1%	(5,369)	-5.2%	(17,548)	-8.8%	(10,576)	-5.2%

Interest expense	103	0.1%	59	0.1%	166	0.1%	115	0.1%
Loss (gain) on insurance proceeds	—		129	0.1%	—		(8,706)	-4.3%
Other income	(49)	0.0%	(43)	0.0%	(128)	-0.1%	(57)	0.0%

Loss before income taxes	(9,443)	-9.2%	(5,514)	-5.4%	(17,586)	-8.8%	(1,928)	-0.9%
Income tax expense	67	0.1%	51	0.0%	71	0.0%	105	0.1%

Net loss	$(9,510)	-9.3%	$(5,565)	-5.4%	$(17,657)	-8.9%	$(2,033)	-1.0%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.26)		$(0.15)		$(0.49)		$(0.06)

Weighted average number of common shares outstanding - basic and diluted	36,352		36,179		36,295		36,179

SELECTED BALANCE SHEET CAPTIONS:					August 4,		July 29,
(in thousands, except store data)					2018		2017

Cash, cash equivalents, and restricted cash					$14,740		$26,169
Merchandise inventory					114,920		126,687
Fixed assets (net)					12,648		43,876
Accounts payable					34,200		37,169
Borrowings under line of credit					6,341		—
Stores in operation, end of period					241		269

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) income tax expense; (ii) gain (loss) on insurance proceeds; (iii) other income (iv) interest expense; (v) depreciation expense; (vi) acquisition related amortization expense; (vii) and acquisition related compensation expense, which includes retention bonuses, restricted stock, and contingency benefit adjustment. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we

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believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

`	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
($ in thousands)	2018	2017	2018	2017

Net loss	$(9,510)	$(5,565)	$(17,657)	$(2,033)
Income tax expense	67	51	71	105
Gain (loss) on insurance proceeds	—	129	—	(8,706)
Other income	(49)	(43)	(128)	(57)
Interest expense	103	59	166	115
Operating loss	(9,389)	(5,369)	(17,548)	(10,576)
Depreciation expense	1,302	2,376	2,563	4,628
Acquisition related amortization expense	972	965	1,944	1,936
Acquisition related compensation expense, net of contingency adjustment	1,118	(319)	2,240	590
Adjusted EBITDA	$(5,997)	$(2,347)	$(10,801)	$(3,422)

The Company believes that etailz adjusted income from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retail, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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